Exhibit 8.1

WillScot Mobile Mini Holdings Corp. 4646 E. Van Buren Street, Suite 400 Phoenix, Arizona 85008	Allen Overy Shearman Sterling US LLP 1221 Avenue of the Americas New York, NY 10020

Tel	+1 212 610 6300
Fax	+1 212 610 6399

May 20, 2024

RE:	WillScot Mobile Mini Holdings Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States tax counsel for WillScot Mobile Mini Holdings Corp. in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, of which the joint proxy statement/prospectus (the “Prospectus”) forms a part. The Registration Statement and Prospectus relate to the proposed merger of Brunello Merger Sub I, Inc. into McGrath RentCorp with McGrath RentCorp surviving (the “First-Step Merger”) immediately followed by the merger of McGrath RentCorp into Brunello Merger Sub II, LLC with Brunello Merger Sub II, LLC surviving (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”) pursuant to the agreement and plan of merger entered into between WillScot Mobile Mini Holdings Corp., Brunello Merger Sub I, Inc., Brunello Merger Sub II, LLC and McGrath RentCorp dated January 28, 2024 (the “Merger Agreement”).

As United States tax counsel, we have advised WillScot Mobile Mini Holdings Corp. with respect to the discussion set forth under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” (the “Discussion”) in the Prospectus. We are of the opinion that the statements set forth in the Discussion, to the extent that they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto (subject to the qualifications set forth therein), are fair summaries of such matters in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

Allen Overy Shearman Sterling US LLP is an affiliate of Allen Overy Shearman Sterling LLP. Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Menlo Park, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

The statements set forth in the Discussion are not binding on the Internal Revenue Service (the “IRS”) or the courts and, accordingly, there can be no assurances that the IRS will not contend, and that a court will not ultimately hold, that any of the conclusions set forth therein are incorrect. Such opinions are based on the Internal Revenue Code of 1986 (the “Code”), as amended, Treasury regulations, case law and IRS rulings or pronouncements, in each case as currently in effect as of the date hereof. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would remain unchanged. We undertake no responsibility to update or supplement this opinion.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

Allen Overy Shearman Sterling US LLP